Exhibit 10.1

LETTER OF INCENTIVE OPTION GRANT
ORTHOLOGIC CORP. STOCK OPTION PLAN

Date

Name/address

RE: OrthoLogic Corp. 1997 Stock Option Plan

Dear                    ,

In order to provide additional incentive to certain selected employees, OrthoLogic Corp. (the “Company”) adopted the OrthoLogic 1997 Stock Option Plan (the “Stock Option Plan”). By means of this letter, the Company is offering you an incentive stock option pursuant to the Stock Option Plan. The Company’s sale of its common shares underlying the option granted to you hereby has been registered with the U.S. Securities and Exchange Commission. A copy of the prospectus including a copy of the Stock Option Plan (the “Prospectus”) relating to that registration is enclosed or can be obtained from the Company.

The option granted to you hereunder shall be subject to all of the terms and conditions of the Stock Option Plan, which you should carefully review. In addition, such option is subject to the following terms and conditions:

     1. Grant of Option. The Company hereby grants to you, pursuant to the Stock Option Plan, the option to purchase from the Company upon the terms and conditions and at the times hereinafter set forth, an aggregate of                     shares of the common stock, $.0005 par value, of the Company (the “Shares”) at a purchase price of $                     per Share. The date of grant of this option is                                        (hereinafter referred to as the “Option Date”).

This option is an incentive stock option within the meaning of the Internal Revenue Code of 1986, as amended (the code), except if required by applicable tax rules, to the extent that the aggregate fair market value (determined as of the date these options are granted) of Shares exercisable for the first time by you during any calendar year (when aggregated, if appropriate, with shares subject to other incentive stock option grants made under the Stock Option Plan and any other plan maintained by the Company or any ISO Group member as defined in the Stock Option Plan) exceeds $100,000 (or such other limit as is prescribed by the Internal Revenue Code, as amended), the option granted hereby as to such excess Shares shall be treated as a nonqualified stock option pursuant to Code Section 422(d).

Name
12/29/2004

     2. Exercise Term of Option. Unless earlier terminated, the Shares may be purchased between the vesting, described in the following schedule, and up to ten years from the Option Date:

Total
Number of Shares	Vesting Schedule

     3. Nontransferability. This option shall not be transferable otherwise than by will or by the laws of descent and distribution, and the options shall be exercisable only by (a) you, during your lifetime (except as contemplated by the next clause); or (b) your legal representative or a person who acquired the right to exercise these options by bequest or inheritance, during the one-year period referred to in Section 7(iv) hereof. Any attempted transfer in violation of this restriction shall be void.

     4. Other Conditions and Limitations.

a) Any Shares issued upon exercise of this option shall not be issued unless the issuance and delivery of Shares pursuant thereto shall comply with all relevant provisions of law including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any applicable state securities or “Blue Sky” law or laws (or an exemption from such provision is available), and the requirements of any stock exchange or national market system of a national securities association upon which the Shares may then be listed and shall be further subject to the approval of counsel for the Company with respect to such compliance.

b) No transfer of any Shares issued upon the exercise of the option will be permitted by the Company, unless any request for transfer is accompanied by evidence satisfactory to the Company that the proposed transfer will not result in a violation of any applicable law, rule or regulation, whether federal or state, including in the discretion of the Company an opinion of counsel reasonably acceptable to the Company.

c) Inability of the Company to obtain approval from any regulatory body having jurisdictional authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect to the nonissuance or sale of such Shares as to which such requisite authority shall not have been obtained.

Name
12/29/2004

d) Unless the Shares are subject to a then effective registration statement under the Securities Act of 1933, upon exercise of this option (in whole or in part) and the issuance of the Shares, the Company shall instruct its transfer agent to enter stop transfer orders with respect to Shares, and all certificates representing the Shares shall bear on the face thereof substantially the following legend:

“The shares of common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of unless registered pursuant to the provisions of that Act or an opinion of counsel to the Company is obtained stating that such disposition is in compliance with an available exemption from such registration.”

     5. Exercise of Option. You may exercise the option including the number of Shares that you are intending to acquire, accompanied by the full exercise price, only by giving the President of the Company written notice by personal hand delivery, by professional overnight delivery service, or by registered or certified mail, postage prepaid with return receipt requested, at the following address:

President
OrthoLogic Corp.
1275 West Washington Street
Tempe, AZ 85281

Payment of the option price shall be made either in (i) cash or by check, or (ii) at your request and with the approval of the Company, by delivering shares of the Company’s common stock which have been beneficially owned by you for a period of at least six months prior to the time of exercise (“Delivered Stock”) or a combination of cash and Delivered Stock. Payment in the form of Delivered Stock shall be in the amount of the fair market value of the stock at the date of exercise, determined pursuant to the Stock Option Plan.

     6. Valuation and Withholding. If required by applicable regulations, the Company shall, at the time of issuance of any Shares purchased pursuant to the Stock Option Plan, provide you with a statement of valuation of the Shares issued. The Company shall be entitled to withhold amounts from your compensation or otherwise to receive an amount adequate to provide for any applicable federal, state and local income taxes (or require you to remit such amount as a condition of issuance). The Company may, in its discretion, satisfy any such withholding requirement, in whole or in part, by withholding from the shares to be issued the number of shares that would satisfy the withholding amount due.

     7. Termination of Option. Notwithstanding anything to the contrary, this option can become exercisable only while you are an employee of the Company, and shall not be exercisable after the earliest of (i) the tenth anniversary of the Option Date; (ii) three months after the date your employment with the Company terminates, if such termination is for any reason other than permanent disability, death, or cause; (iii) the date your employment terminates, if such termination

Name
12/29/2004

is for cause, as determined by the Company in its sole discretion; or (iv) one year after the date your employment with the Company terminates, if such termination is the result of death or permanent disability.

     8. Notice of Disposition of Shares. If you dispose of any Shares acquired on the exercise of this option within either (a) two years after the Option Date or (b) one year after the date of exercise of this option, you must notify the Company within seven days of such disposition.

     9. Miscellaneous. You will have no rights as a stockholder with respect to the Shares until the exercise of the option and payment of the full purchase price therefor in accordance with the terms of the Stock Option Plan and this Letter of Grant. Nothing herein contained shall impose any obligation on the Company or any parent or subsidiary of the Company or on you with respect to your continued employment by the Company or any parent or subsidiary of the Company. Nothing herein contained shall impose any obligation upon you to exercise this option. While the option granted hereunder is intended to qualify as an incentive stock option under Code Section 422A, the Company cannot assure you that such option will, in fact, qualify as incentive stock options, and makes no representation as to the tax treatment to you upon receipt or exercise of the option or sale or other disposition of the Shares covered by the option.

     10. Governing Law. This Letter of Grant shall be subject to and construed in accordance with the law of the State of Arizona, except as may be required by the Delaware General Corporation Law or the federal securities laws. Venue for any action arising from or relating to this Agreement shall lie exclusively in Superior Court, Maricopa County, Arizona or the United States District Court for the District of Arizona, Phoenix Division.

     11. Relationship to the Stock Option Plan. The option contained in this Letter of Grant is subject to the terms, conditions and definitions of the Stock Option Plan. To the extent that the terms, conditions and definitions of this Letter of Grant are inconsistent with the terms, conditions and definitions of the Stock Option Plan, the terms, conditions and definitions of the Stock Option Plan shall govern. You hereby accept this option subject to all terms and provisions of the Stock Option Plan. You agree to accept as binding, conclusive and final all decisions or interpretations of the Board or any committee appointed by the Board upon any questions arising under the Stock Option Plan. You agree to consult your independent tax advisors with respect to the income tax consequences to you, if any, of participating in the Stock Option Plan and authorize the Company to withhold in accordance with applicable law from any compensation otherwise payable to you any taxes required to be withheld by federal, state or local law as a result of your participation in the Stock Option Plan.

     12. Communication. No notice or other communication under this Letter of Grant shall be effective unless the same is in writing and is personally hand-delivered, or is sent by professional overnight delivery service or mailed by registered or certified mail, postage prepaid and with return receipt requested, addressed to:

a)	the Company at the address set forth in Section 5 above, or such other address as the Company has designated in writing to you, in accordance with the provisions hereof, or

Name
12/29/2004

b)	you at the address set forth at the beginning of this letter, or such other address as you have designated in writing to the Company, in accordance with the provisions hereof.

You should execute the enclosed copy of this Letter of Grant and return it to the Company as soon as possible. The additional copy is for your records.

Very truly yours,
OrthoLogic Corp.

By:          Thomas R. Trotter
                President and Chief Executive Officer

TRT/bd

ACCEPTED AND AGREED TO:

Name Optionee

Date: